                                                                       Exhibit 8

                                  July 15, 2003

Random Lake Bancorp Limited
201 Allen St.
Random Lake, WI 53075

     RE: Agreement and Plan of Merger by and among Merchants and Manufacturers Bancorporation, Inc.,
          Merchants Merger Corp., and Random Lake Bancorp Limited

Ladies and Gentlemen:

     We have acted as counsel to Random Lake Bancorp Limited, a Wisconsin corporation ("Target"), in connection with the proposed merger (the "Merger") of Target with and into Merchants Merger Corp., a Wisconsin corporation ("Sub"), pursuant to the terms of the Agreement and Plan of Merger dated as of April 24, 2003 (the "Agreement") by and among Merchants and Manufacturers Bancorporation, Inc., a Wisconsin corporation ("Parent"), Target, and Sub, as described in the Registration Statement on Form S-4 to be filed by Parent with the Securities and Exchange Commission (the "Registration Statement"). This opinion is being rendered pursuant to the Agreement and your request. All capitalized terms, unless otherwise specified, have the meanings assigned to them in the Registration Statement.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreement, (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of Parent and Target, which are attached hereto.

     The following is a description of the relevant terms of the transaction based on our examination of the Agreement and our understanding of the related factual background.

Random Lake Bancorp Limited
July 15, 2003
Page 2

Parties

     Target is a bank holding company, the wholly-owned subsidiary of which is the Wisconsin State Bank, a commercial bank chartered under the laws of the State of Wisconsin, located in Random Lake, Wisconsin ("WSB"). Target has one class of common stock, par value $1.00 per share ("Target Common Stock").

     Parent and Sub are registered with the Federal Reserve Board as financial holding companies under the BHCA and are duly organized and validly existing under the laws of the State of Wisconsin. Parent owns all of the issued and outstanding stock of Sub.

Proposed Transaction

     Pursuant to Section 1.01 of the Agreement, at the later of the date and time of the filing of the Articles of Merger or the effective date and time of the Merger (the "Effective Time"), Target will be merged with and into Sub. Under Section 1.06 of the Merger Agreement, each share of Target Common Stock will be cancelled and extinguished and be converted into and become a right to receive $300.00 per share in cash and 90 shares of $1.00 par value common stock of Parent ("Parent Common Stock") (together, the "Merger Consideration"). Pursuant to Section 7.01(b) of this Agreement, the aggregate amount of cash to be paid to dissenting Target shareholders will equal no more than twenty percent (20%) of the aggregate Merger Consideration.

     If the Daily Average Price of a share of Parent Common Stock (as defined below) is less than $25.00 or greater than $35.00, then Parent and Target will make a good faith effort to renegotiate the Merger Consideration. The Daily Average Price of a share of Parent Common Stock will be equal to the daily average of the "bid" and "ask" quotations of Parent Common Stock as published in the Milwaukee Journal/Sentinel (or obtained from another source acceptable to Parent and Target if such quotations are not published in the Milwaukee Journal/Sentinel) on each of the twenty (20) trading days preceding the fifth (5/th/) day prior to the Effective Time. On each of the twenty (20) trading days prior to the fifth (5/th/) day before the Effective Time, all "bid" and "ask" quotations will be averaged to calculate the market quotation for the day (the "Average Quote"). The resulting twenty (20) Average Quotes will be used to calculate an arithmetic, unweighted average. The twenty (20) Average Quotes will be summed and the result divided by twenty (20) to determine the Daily Average Price of a share of Parent Common Stock. In the event that the "ask" quotations are not available, or if the "ask" price exceeds the "bid" price by more than $4.00 on any of the twenty (20) trading days used to compute the Daily Average Price, then the "bid" quotes shall be used on those days to calculate the Daily Average Price.

Random Lake Bancorp Limited
July 15, 2003
Page 3

     The Board of Directors of Target has determined that the Merger is desirable for numerous reasons, among which are: the increased opportunity and resources to serve Target's customers, the increased resources and expertise available from Parent and Sub to help keep WSB competitive, and Parent and Sub's commitment to community banking and to serving the needs of the WSB's local communities.

     The Board of Directors of Parent and Sub believes that the terms of the Agreement are in the best interest of the Parent and Sub and their shareholders because, among other reasons, the merger meets Parent's strategic objectives of maintaining and strengthening locally owned and operated community-oriented financial institutions, the merger will create a significantly larger financial institution that will have capabilities to offer a wider array of financial products and services, the merger will allow for immediate access to markets which are currently not served by Parent or Sub, and that increased cost savings and other efficiencies will be created by the merger.

Conclusions

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

     Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under
Section 368(a) of the Code, and that Parent, Sub and Target will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent; provided, however, that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Merger and to the use of our name under the captions "The Merger - Certain Material Federal Income Tax Consequences" and "Legal Opinions" in the Proxy Statement/Prospectus contained

Random Lake Bancorp Limited
July 15, 2003
Page 4

in such Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                     Very truly yours,


                                                     /s/ Godfrey & Kahn, S.C.
                                                     ---------------------------
                                                     GODFREY & KAHN, S.C.